UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Not Applicable

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5956 Sherry Lane, Suite 1000

Dallas, Texas 75225

(Address of principal executive offices) (Zip Code)

(214) 451-6909

(Registrant’s telephone number, including area code)

11111 Katy Fwy, Suite 900

Houston, Texas

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Background. Harvest Natural Resources, Inc. (“Harvest”), dissolved on May 4, 2017, following the authorization by its stockholders to do so at a special meeting held on February 23, 2017. Also on May 4, 2017, Harvest paid a cash dividend of $5.75 per share to its stockholders of record as of April 24, 2017. Upon dissolution, Harvest’s stock ceased to trade, and Harvest exists solely for the purpose of winding up it affairs in accordance with the laws of Delaware, Harvest’s jurisdiction of incorporation.

SEC Reporting Status. At a meeting held on August 28, 2017, Harvest’s board of directors determined that it was no longer in the best interests of Harvest and its stockholders to continue filing most of its annual, quarterly and current reports with the Securities and Exchange Commission (the “SEC”). In making this decision the board considered that Harvest (i) has ceased operating as an ongoing oil and gas business; (ii) has no assets other than cash; (iii) was expected to have no employees by the end of September 2017; (iv) has no permanent headquarters; (v) has terminated the listing of its common stock on the New York Stock Exchange; (vi) has closed its stock ledger and transfer records so that no trading in its common stock can occur; and (vii) generally exists only for the purpose of winding up its affairs in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”). The board of directors also considered that the cost of continuing to file its SEC reports (estimated to be more than $7 million over the next three years) significantly exceeds any benefits that might be derived by stockholders from the filing of those reports, and eliminating those costs would be in the best interests of Harvest’s stockholders to maximize the amount of any liquidating distributions that may be made to them in the future. The decision was informed by advice from legal counsel and oral advice from the SEC’s staff. Harvest will continue filing current reports on Form 8-K with the SEC from time to time to report on any significant developments relating to Harvest’s winding up.

Changes in Board Composition. Also at its meeting held on August 28, 2017, Harvest’s board of directors determined that the number of directors should be reduced from five to three in view of Harvest’s dissolution status. Robert E. Irelan and Edgard Leal voluntarily resigned as directors. Stephen D. Chesebro’, James A. Edmiston, and Patrick M. Murray will continue to serve as directors. The board also reduced the annual compensation of directors from $80,000 to $50,000.

Engagement of Agent. Harvest has engaged Harva Dockery to act as its agent during the remainder of the three-year winding-up period mandated by the DGCL. All communications to Harvest should be made to Ms. Dockery at the address set forth below.

New Temporary Office Location and Contact Information. Harvest closed its temporary Houston office on September 29, 2017. Harvest’s new temporary offices are located at 5956 Sherry Lane, Suite 1000, Dallas, Texas 75225. Its office telephone number is 214 451 6909. All communications should be addressed to Harva Dockery, Agent, Harvest Natural Resources, Inc., at this address. Ms. Dockery’s email address is hdockery@harvestnr.com.

Termination of Officers and Employees. Effective September 29, 2017, James A. Edmiston ceased to be Harvest’s President and Chief Executive Officer; Stephen C. Haynes ceased to be Harvest’s Vice President, Finance, Chief Financial Officer, and Treasurer; and Keith L. Head ceased to be Harvest’s Vice President, General Counsel, and Treasurer. Also on September 29, 2017, the employment of all remaining employees of Harvest terminated.

Newfield Lawsuit. The trial of Harvest’s lawsuit against Newfield Production Company was held September 11 through 25, 2017. Post-trial briefs are expected to be filed by the end of October 2017. Harvest cannot predict when the final ruling will be rendered by the judge in the case. For background information on this lawsuit, see note 7 to the financial statements included in Harvest’s Quarterly Report on form 10-Q for the quarter ended June 30, 2017.

Dissolution Proceedings. Harvest continues to conduct its liquidation and winding up procedures in accordance with the DGCL. Harvest’s board may consider declaring post-dissolution liquidating distributions from time to time, but it is not expected that any such declaration will be made during 2017, and there can be no assurances that there will be any such distributions at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.

Dated: October 5, 2017	By:	/s/ Harva Dockery
Harva Dockery
Agent